Exhibit 2

AMENDMENT NO. 1 TO PROMISSORY NOTE

For good and valuable consideration, the receipt of which is acknowledged by each of the undersigned parties, this Amendment No. 1 (this “Amendment”) dated December 24, 2014 hereby amends the Promissory Note dated December 6, 2011 (the “Note”), for the original principal aggregate amount of US$28,917,300 issued by CHAMPION SHINE TRADING LIMITED, a business company registered in the British Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CST”), and CHAMPION EDUCATION HOLDINGS LIMITED, a business company registered in the British Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CEH” and together CST, the “Makers”), in favor of BERTELSMANN ASIA INVESTMENTS AG, a limited liability company organized under the laws of Switzerland (the “Holder”), as follows:

1. In the first paragraph of the Note, the Maturity Date (as defined in the Note) shall be extended from November 29, 2014 to November 29, 2015.

2. In the second paragraph of the Note, the sentence “[t]his Note is non-interest bearing” shall be deleted and replaced with the following:

“The outstanding principal and accrued but unpaid interest under this Note shall bear simple interest at the rate of 20% per annum beginning November 29, 2014 which shall accrue from day to day on the basis of a 365-day year for the actual number of days in such period.”

3. The definition of an Event of Default shall include the breach or violation by the Makers, Zhu Zhengdong, a citizen of the People’s Republic of China (ID No. 320102196806142439), and/or Yin Baohong, a citizen of the People’s Republic of China (ID No. 320102196710242849) of the terms and conditions of the Letter Agreement, dated as of December 24, 2014 (“Letter Agreement”), by and among the Holder, the Makers, and the other parties signatory thereto.

Except as expressly set forth above or in the Letter Agreement, the foregoing constitutes the entirety of the parties’ amendments to the Note since the original execution of the Note. This Amendment shall become effective pursuant to and subject to the terms and conditions of the Letter Agreement, and nothing in this document shall serve as a waiver or amendment of any provision of the Note. The parties acknowledge and agree that the Note shall remain in full force and effect pursuant to its terms on and after the date hereof, and the Note, the Letter Agreement and this Amendment shall collectively constitute the entire agreement of the parties and supersede and replace any prior or contemporaneous oral or written agreements and understandings with regard to the subject matter hereof and thereof.

Acknowledged to and agreed as of this 24th day of December 2014.

BERTELSMANN ASIA INVESTMENTS AG
By:
Name:	Erich A. Kalt / Rose-Marie Mülli
Title:	Authorised signatories

CHAMPION EDUCATION HOLDINGS LIMITED

By:
Zhu Zhengdong
Director

CHAMPION SHINE TRADING LIMITED

By:
Zhu Zhengdong
Director

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE PROMISSORY NOTE]